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Exhibit 10.1

STYLECLICK/ECS
SERVICES AGREEMENT

        THIS SERVICES AGREEMENT (this "Agreement") is made as of August 14, 2002 and is deemed effective as of April 30, 2002 (the "Effective Date"), between USA ELECTRONIC COMMERCE SOLUTIONS LLC, a Delaware limited liability company ("ECS"), and STYLECLICK, INC., a Delaware corporation ("Styleclick").

        WHEREAS, both Styleclick and ECS are indirect subsidiaries of USA Interactive (formerly, USA Networks, Inc.) ("USAi"); and

        WHEREAS, Styleclick desires to provide to ECS, and ECS desires to procure from Styleclick, the services described herein on the terms and conditions set forth herein.

        NOW THEREFORE, in consideration of the premises, terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SERVICES

        1.1  Services.    Beginning on the dates specified below and terminating upon termination of this Agreement, Styleclick shall, to the extent requested by ECS, either directly or through one or more of its affiliates, provide the services to ECS set forth in Exhibit A hereto (collectively, the "Services").

        1.2  Terms of Services.    Except as specifically set forth herein, the Services shall be provided upon the same terms and conditions, including the same duty of care, as such services are provided to Styleclick and its employees and Styleclick shall use its commercially reasonable efforts not to provide its employees or itself with any priority or preference with respect to such services and to provide such services in a timely manner.

ARTICLE II
COMPENSATION

        2.1  Payment for Services.    In full consideration for the Services, Styleclick shall charge ECS, for each Service, the amounts set forth in Exhibit A hereto with respect to each respective service referenced therein.

        2.2  Method of Payments.    Styleclick shall deliver invoices for services rendered to ECS on a monthly basis. Charges for Services pursuant to Section 2.1 shall be paid by ECS via wire transfer of immediately available funds to an account designated by Styleclick within five business days of ECS's receipt of such invoice, to the extent that such invoice is not disputed. All invoices rendered to ECS hereunder shall allocate the amount payable among the different categories of cost and shall set forth the calculations used by Styleclick to determine the amount payable by ECS, together with reasonably detailed supporting materials for such calculations.

ARTICLE III
INSPECTION

        3.1  Inspection Rights.    Styleclick hereby agrees that it shall maintain appropriate books and records with respect to the services provided by Styleclick under this Agreement, including the costs and expenses of providing such services, and that ECS and its agents and representatives, at ECS's expense, shall have the right to examine such books and records; provided, however, that such examination may only be conducted during regular business hours and upon reasonable notice to Styleclick.

        3.2  Provision of Information.    Styleclick hereby agrees that it shall provide ECS, on a timely basis, with any and all information within Styleclick's possession that is reasonably necessary for ECS or its parent company to comply with its reporting obligations under applicable state and federal securities laws and regulations.

ARTICLE IV
TERMINATION

        4.1  Term and Termination.    (a) This Agreement shall be deemed to have become effective as of the Effective Date and shall terminate on the third anniversary of the Effective Date; provided that, notwithstanding the foregoing, ECS may terminate (i) any or all of the Information Technology Support, Catalog Design, or Email Distribution & Marketing Database portions of this Agreement (as such sections are set forth on Exhibit A attached hereto) at any time upon 90 days' prior written notice to Styleclick and (ii) any or all of the Infrastructure & Personnel Support portion of this Agreement (as such section is set forth on Exhibit A attached hereto) at any time upon 180 days' prior written notice to Styleclick, provided further that ECS may terminate this Agreement at any time without prior notice if it reasonably believes that Styleclick has engaged in gross negligence or willful misconduct in the performance of its obligations under this Agreement, in each case, without further obligation.

        (b)  Notwithstanding anything herein to the contrary, this Agreement shall not become effective and shall not be valid and binding against the parties hereto, unless and until such time as this Agreement is duly authorized and approved by the independent directors of the Board of Directors of Styleclick.

        4.2  Post-Termination Obligations.    Following termination of this Agreement, (a) ECS will remain liable to Styleclick, and Styleclick will remain liable to ECS, for any amounts and obligations owing to or accrued in favor of Styleclick or ECS, as the case may be, prior to the effective date of such termination and (b) upon ECS's written request, Styleclick shall promptly return to ECS copies of any documentation related to the services provided by Styleclick under this Agreement, including, without limitation, any correspondence made by Styleclick on behalf of ECS and any books or records maintained by Styleclick on behalf of ECS.

ARTICLE V
INDEMNIFICATION

        5.1  Limitations on Liability.    Notwithstanding anything to the contrary in this Agreement, Styleclick will not be liable to ECS for any loss or damage of any nature incurred or suffered by ECS in any way relating to or arising out of the act or default of Styleclick or any of its employees or agents in the performance or the non-performance of this Agreement or any part hereof, except loss or damage to ECS caused by Styleclick's gross negligence or willful misconduct, to the extent to which the same is not covered by insurance. In no event will Styleclick be liable for ECS's loss of profits and/or other consequential loss or damage nor will Styleclick be in any way liable for any act, default or negligence, willful or otherwise, of any independent contractor retained by Styleclick to provide Services that would otherwise be provided directly by Styleclick under this Agreement; provided that ECS consented in writing to the engagement of any such independent contractor.

        5.2  Indemnification by ECS.    Except as otherwise set forth in Section 5.1, Styleclick will not be liable for, and ECS will indemnify and save and hold Styleclick harmless from and against, any and all damages, liabilities, losses, claims, actions, suits, proceedings, fees, costs or expenses (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, proceeding or investigation of any claim) of whatsoever kind and nature (all of the foregoing hereinafter collectively referred to as "Expenses") imposed on, incurred by or asserted against Styleclick at any time during or after the term of this Agreement (whether because of an act or omission by Styleclick or otherwise) in any way relating to or arising out of the performance by Styleclick of its duties hereunder, unless such Expenses are determined to have resulted primarily from Styleclick's gross negligence or willful misconduct in the performance of its duties under this Agreement.

        5.3  Indemnification by Styleclick.    ECS will not be liable for, and Styleclick will indemnify and save and hold ECS harmless from and against, any and all Expenses imposed on, incurred by or asserted against ECS at any time during or after the term of this Agreement that result primarily from Styleclick's gross negligence or willful misconduct in the performance of its duties under this Agreement.

ARTICLE VI
MISCELLANEOUS

        6.1  Confidentiality.    To the extent permissible by law, Styleclick hereby agrees to keep confidential any information concerning ECS that is provided to Styleclick under this Agreement ("Confidential Information") and to use such Confidential Information solely for the purpose of providing services to ECS under this Agreement; provided that Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of disclosure by Styleclick in breach of this Agreement, (ii) was or becomes available to Styleclick on a non-confidential basis from a source other than ECS to the extent that such source is not known to Styleclick to be prohibited from transmitting the information to Styleclick by a contractual, legal or fiduciary obligation or (iii) was within Styleclick's possession prior to its being furnished to Styleclick by or on behalf of ECS. Notwithstanding the foregoing, Styleclick may disclose Confidential Information to its employees, agents and representatives who need to know such information for the purpose of providing services under this Agreement. All Confidential Information shall be and shall remain the property of ECS. If Styleclick is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, Styleclick agrees that, to the extent reasonably practicable, it will provide ECS with prompt notice of any such request or requirement and, if Styleclick is legally compelled to disclose any Confidential Information, it will only disclose that portion of the Confidential Information which it is legally compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

        6.2  No Property Transferred.    This Agreement relates solely to the provision of services. No tangible personal property of any party hereto shall be under the control or possession of, or transferred to, the other party as a result of this Agreement; provided that Styleclick may hold certain books and records of ECS in connection with providing services under this Agreement but such books and records shall remain the sole property of ECS.

        6.3  No Agency.    Except as specifically set forth under Section 6.9, the parties hereto are independent contractors and nothing in this Agreement is intended to, nor shall it, create any agency, partnership or joint venture relationship between the parties. The parties acknowledge that, except as specifically set forth herein, this Agreement shall not impose any restrictions on the ability of the parties to conduct their businesses, including, without limitation, the ability of the parties to market and sell services to competitors of the other party.

        6.4  Notices.    Any notice, request, demand, waiver or consent required or permitted hereunder will be deemed to have been given or made only if in writing and either delivered or sent by prepaid telegram or prepaid registered or certified mail, return receipt requested or by courier service or by facsimile transmission with confirmation of receipt, addressed as follows:

If to Styleclick:

  Styleclick, Inc.
  111 E. Wacker Dr.
  Chicago, IL 60601
  Attention: President
  FAX: (312) 856-1060

  If to ECS, to:

  USA Electronic Commerce Solutions LLC
  c/o USA Interactive
  152 West 57th Street, 42nd Floor
  New York, NY 10019
  Attention: General Counsel
  FAX: (212) 314-7497

The date of personal delivery, or the date of receipt of any such notice, request, demand, waiver or consent, will be deemed to be three (3) business days following the date of deposit with the U.S. Postal Service or one (1) business day following the date of personal delivery or deposit with a courier or facsimile transmission. Any party may change its address for the purpose of notice by giving like notice in accordance with the provisions of this Section 6.4.

        6.5  Assignment.    This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns; provided that neither party may assign this Agreement without the other party's prior written consent.

        6.6  Survival.    The rights and obligations of the parties pursuant to Sections 3, 4, 5 and 6.1 of this Agreement shall survive termination of this Agreement.

        6.7  Separability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

        6.8  Further Assurances.    From time to time after the signing hereof, each of the parties will, at the request of the other party, and without further consideration, execute, acknowledge and deliver to the other party any and all instruments and other writings and do all other acts or things reasonably requested by the other party in order to evidence and effectuate the consummation of any of the transactions contemplated by this Agreement.

        6.9  [Intentionally Left Blank]

        6.10 Entire Agreement, etc.    This Agreement and the documents and instruments delivered pursuant hereto contain the entire agreement between the parties with respect to the subject hereof and supersede any and all prior agreements, arrangements or understandings relating to the subject matter hereof. No provision of this Agreement is intended to, or shall, confer any third-party beneficiary or other rights or remedies upon any party other than the parties hereto. No representations, warranties, covenants or conditions, express or implied, other than as set forth herein, have been made by any party. No waiver or extension of time for performance of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be construed as a further or continuing waiver or extension of any such term, provision or condition of this Agreement. This Agreement cannot be changed or terminated orally, and no waiver, extension or consent will be effective unless evidenced by an instrument in writing duly executed by the party who is sought to be charged with having granted the same.

        6.11 Governing Law.    This Agreement will be governed by and construed and enforced in accordance with, and subject to, the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York.

        6.12 Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first written above.

USA ELECTRONIC COMMERCE SOLUTIONS LLC
By:	/s/ LISA BROWN
Name:	Lisa Brown
Title:	Chief Executive Officer
STYLECLICK, INC.
By:	/s/ IAN DRURY
Name:	Ian Drury
Title:	President/Chief Operating Officer

EXHIBIT A
SERVICES

Information Technology Support	•	Email. Styleclick will host, operate and maintain ECS's office email application and server which will be physically provided (both the hardware and the software) by ECS. Any cost associated with repair, hardware upgrades or software upgrades will be passed on to ECS at cost, subject to ECS' prior written approval. For purposes of this Agreement (including Exhibit A), "Incremental Expense" means, with respect to each Service provided by Styleclick, all expenses paid or incurred by Styleclick in excess of the cost that would have been incurred in the absence of performance of such service.
•
File server. Styleclick will host, operate and maintain ECS's file server which will be physically provided (both the hardware and the software) by ECS. Any additional storage required by ECS personnel beyond the space available on the ECS file server will require the purchase of additional disk(s), to be approved in advance in writing by ECS. Styleclick will charge ECS an amount equal to the Incremental Expense of such disk(s) as well as any direct out-of-pocket costs associated with repair, hardware upgrades or software upgrades associated therewith and approved in advance in writing by ECS.
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Internet.Styleclick will provide ECS with Internet access and bandwidth using Styleclick's existing connections and contractual agreements. Styleclick will charge ECS its pro rata share of the actual third-party fees for such access and bandwidth, considering average employee headcount during such period and any ECS-specific access or bandwidth.
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Printers. Styleclick will provide ECS with access to Styleclick's high speed printers. Styleclick will charge ECS 50% of its direct out-of-pocket costs for the cost of print cartridges for such printers.
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Copiers. If ECS is not satisfied with the throughput of Styleclick's current copier, ECS may choose to lease a higher speed copier. In such event, Styleclick will charge ECS for its direct, out-of-pocket upfront setup costs associated with such lease and 75% of the ongoing monthly costs for the high speed copier.
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Virus Protection. Styleclick will install, maintain and support Norton anti-virus software on all ECS machines running on or accessing the Styleclick network. ECS will be responsible for procuring the virus protection software required for the desktops, laptops and servers of its personnel. ECS will be responsible for the cost of any maintenance or upgrade cost associated with the virus protection software on the ECS machines.
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Access to HSN systems. Styleclick will provide ECS with access to HSN's systems, including Retek 7.0, Dimon, Peoplesoft and Optum, subject to the cooperation of HSN's technical support personnel. This access will be provided from Styleclick's Chicago office location via an Internet-based Virtual Private Network. In the event that ECS determines that dedicated communication circuits are required, ECS will be responsible for the direct cost associated with any such dedicated communication circuits and required equipment.

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Office Network. Styleclick will setup and maintain network logins for all ECS personnel. Styleclick will also be responsible for providing access to the Chicago Office Network on a 7x24 basis with minimal unplanned downtime. Styleclick shall charge ECS an amount equal to its pro-rata share, based on average employee headcount over the applicable period, of Styleclick's annual support cost for the office network and the firewall. ECS will access the Internet and email remotely from their laptops using their existing dial-up accounts and access.
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Technical support. Styleclick will provide up to 68 hours/month of technical support, at no charge beyond the amount highlighted in the table referenced below, from Styleclick's infrastructure engineers to ECS in the following areas: desktops, laptops, ECS or Styleclick-owned software, network login, external system access, dial-up access, key card maintenance and security log review, etc. ECS will provide all physical laptops, desktops and file/email servers required by ECS personnel complete with software owned or bought by ECS. Styleclick will provide support for this ECS's hardware and software. Styleclick shall charge ECS for its pre-approved and direct out-of-pocket costs of all repairs to such ECS equipment.
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Desktop support. In addition to the technical support provided to ECS by Styleclick as set forth above, Styleclick will provide ECS with up to 32 hours/month of support, at no charge beyond the amount highlighted in the table referenced below, from Styleclick's desktop support intern(s).
•	Keycards. Styleclick will charge ECS an amount equal to its pre-approved direct out-of-pocket costs for the keycard fees required for ECS's employees.

Styleclick has provided ECS a summary of projected initial set up and ongoing monthly costs for Information Technology support. ECS must approve in writing in advance any costs that exceed such projections.

Infrastructure & Personnel Support	•	Rent. Styleclick will provide office space for up to 20 ECS personnel at Styleclick's Chicago offices. Styleclick shall charge ECS an amount equal to ECS's pro rata share of the rent for such offices based on the ratio of average number of ECS employees to average number of Styleclick employees at such offices, measured, in each case, over the applicable period.
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Supplies. Styleclick will provide ECS with basic office supplies including folders, pens, binders, etc. Styleclick will charge ECS an amount equal to 50% of supply costs. The nature of ECS's work (merchandising and marketing) vs. the nature of Styleclick's work (technology with an electronic work product) is the basis for the assumption that ECS will pay for greater than its pro-rata share of supply cost.
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Utilities. Styleclick will provide ECS personnel at Styleclick's offices with utilities such as power, HVAC and a cable TV connection. Styleclick shall charge ECS an amount equal to ECS's pro rata share of the utilities based on the ratio of average number of ECS employees to average number of Styleclick employees at such offices, measured, in each case, over the applicable period.
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Telephone service. Styleclick will provide ECS personnel with access to local and long distance telephone service. Styleclick will charge ECS an amount equal to the Incremental Expenses in providing such services estimated at 50% of current telephone service charges. In addition Styleclick will charge ECS $6,000 of the installation cost for the Siemens phone switch plus 50% of the pre-approved and actual out-of-pocket costs of any ongoing repairs, upgrades or maintenance to the phone switch.
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HR Support. Styleclick will provide HR services, including executing ECS payroll, assistance with recruiting, benefits coordination, to ECS up to a maximum of 55 hours/month. Styleclick shall charge ECS an amount equal to a pro-rata share of the salary and benefits for Styleclick's HR Director, provided that ECS shall not be responsible for payment of its share of any salary increases of such HR Director (or replacement thereof) without its prior written approval.
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Merchandising personnel. Styleclick will charge ECS for the salaries and benefits for 4 merchandising personnel. Such personnel and their respective salary and benefit levels shall be subject to ECS' approval at all times and ECS reserves the right to require Styleclick to provide different personnel, although replacement would be done at ECS's expense.

Styleclick has provided ECS a summary of projected initial set up and ongoing monthly costs Infrastructure & Personnel support. ECS must approve in writing in advance any costs that exceed such projections.

Catalog Design	•	Catalog Design. Styleclick will execute for ECS, to ECS' commercially reasonable satisfaction, catalog design for 9 books/year. Each book will be 8 3/8" × 10 7/8" and four-color throughout, unless otherwise specified by ECS. Styleclick will provide 2 dedicated catalog designers, as well as the ability to leverage other Styleclick creative resources with catalog experience during peak periods. ECS will have the right to use up to 4000 hours of Catalog Design time in each calendar year (or approximately 450 hours per catalog) (this annual amount will be prorated based on the number of books remaining in 2002) at a cost of $219,240 annually (ECS will be billed monthly at $18,720). If ECS exceeds 4,000 hours/year, Styleclick will charge ECS at a rate of $80/hour, subject to ECS' prior written approval and the conditions set forth below. Styleclick will provide ECS with weekly written updates as to use of hours and all additional costs beyond agreed upon amount will be subject to ECS' prior written approval. ECS and Styleclick will agree upon a Catalog design schedule in writing in advance of book production with established milestone dates, written approval checkpoints and resource commitments. Any departures from such schedule caused by changes to the schedule or the scope that are requested by ECS that result in the need by Styleclick to hire temporary design or photography resources will be billed to ECS at cost, provided that such costs shall be pre-approved by ECS in writing. Notwithstanding the foregoing, ECS shall not be responsible for any such costs to the extent they are caused by Styleclick or by ECS pursuant to its right to approve the catalogs to its commercially reasonable satisfaction. Styleclick will be responsible for press check. As used herein, Catalog Design shall include, at minimum, catalog and mail order form layout and design, art direction, editing, proofing, backdrops, hi-resolution scans for new photography, outlines, drop shadows, digital color proofs and direct to plate computer files to printer-supplied specifications.
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Catalog Editorial. Styleclick will provide a contract editor for use during peak catalog production periods. This editor will be responsible for catalog copy including promotion and product descriptions. Styleclick shall charge ECS the actual pre-approved cost of such resource. The actual cost of the catalog editorial will be paid directly by ECS.
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Merchandise and Internal Custom Photography. Styleclick will provide merchandise photography in high resolution format for use in the catalog, and may reuse the photographs taken to sell product on the web sites. Styleclick will perform all photography re-touching. Styleclick will also perform some custom photography related to catalog display to the extent reasonably practicable within the Styleclick photo studio. Styleclick will provide custom photography up to 360 hours/year. The number of custom photography hours will be prorated based on the number of books remaining in 2002. If ECS exceeds 360 hours/year of custom photography performed by Styleclick, Styleclick will charge ECS at a rate of $70/hour for any such overages, subject to ECS' prior written approval and the conditions in the following sentence. Styleclick will provide ECS with weekly written updates as to use of hours and all additional costs beyond agreed upon amount will be subject to ECS' prior written approval.

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Outsourced Custom Photography. Styleclick will select (in meaningful consultation with ECS) and contract with an outside studio or agency for highly stylized photos (e.g., cover shots). Styleclick will be responsible for obtaining and managing the outside photography studio or agency from a quality perspective and to meet the budgets agreed to in writing with ECS. Styleclick shall charge ECS for the actual pre-approved cost of the outsourced custom photography, provided that any budget overruns shall be at Styleclick's cost if such overruns are caused by Styleclick.
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Style guide and Sample processing. Styleclick will produce an image-based "style guide" for the catalog to help ECS and Styleclick identify the most suitable photography option for a given product. The ECS merchant team will identify catalog products in advance so that both web and catalog photos can be taken when a sample is processed.
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Expenses. Styleclick will charge ECS for pre-approved expenses such as required software, use of stock photography for catalog mockups, and purchases of props to support custom photography (e.g. a hardwood background for custom NBA catalog photos).
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All work performed by Styleclick hereunder shall be considered to be a "work-for-hire" and Styleclick agrees that it shall not obtain any ownership rights in or to such catalog work. Styleclick shall execute any documents reasonably necessary to effect such status.
Styleclick has provided ECS a summary of projected initial set up and ongoing monthly costs for Catalog Design support. ECS must approve in writing in advance any costs that exceed such projections.

Email Distribution & Marketing Database	•	Outbound Email Distribution & Management. Styleclick will provide ECS with an outbound email distribution and management solution. This solution will be based on a 3rd party software package, Unity Mail. Styleclick charge ECS the following amounts for such services:
a)
Personnel—$11,600/month for up to 160 hours to support the execution and distribution of emails. This includes operations engineering to keep the server running, to backup the server, to monitor the server during email campaign distribution. This also includes database administrator support to put email data into partitions prior to email campaign execution. Overages beyond 160 hours per month shall be billed at $125/hour, subject in each case to ECS' prior written approval. Styleclick will provide ECS with weekly written updates as to use of hours and all additional costs beyond agreed upon amount will be subject to ECS' prior written approval.
		b)	Hardware—a $1,800 one time expense (passed on actual cost) for memory and processor upgrades + $1,000/month ongoing for a dedicated 2 processor Compaq Proliant class server.
		c)	Software—a $40,000 one time cost for the Unity mail license + $12,000 annually in maintnenace (passed on at actual cost). This license supports 2M email addresses in the database that can fall in multiple partitions.
		d)	Network Bandwidth—$5,000/month for up to 10M of outbound bandwidth/month. This represents a pass through of actual costs paid to Styleclick's network provider based on incremental traffic and bandwidth used.
		e)	Tape backups—$1,000 annually for up to 20 DLT tapes

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Marketing Database. Styleclick will establish a marketing database solution to capture, process and load customer and transaction data from ECS's online stores and from external sources. Styleclick will provide standard and ad-hoc reports as well as query capabilities to ECS as described in the attached Service Level Agreement. This capability will include campaign management reporting and catalog mailing list extraction. Styleclick charge ECS the following amounts for such services:
f)
Personnel—$12,180/month for up to 160 hours to support the collection and targeted extraction of catalog recipient data. This includes operations engineering to keep the server running, to backup the server, to monitor the server during imports, extracts, analysis and reporting. This also includes database administrator support to design the database, to support imports, exports and reporting requests. Overages beyond 160 hours per month shall be billed at $125/hour, subject in each case to ECS' prior written approval. Styleclick will provide ECS with weekly written updates as to use of hours and all additional costs beyond agreed upon amount will be subject to ECS' prior written approval.
	g)	Hardware—a $6,000 one time expense (passed on actual cost) for memory and disk upgrades + $2,000/month ongoing for a dedicated 4 processor Compaq Proliant class server.
	h)	Software—a $2,500 one time cost for SQL 2000 and Windows 2000 on the server
	i)	Network Bandwidth—$500/month for up to 1M of outbound bandwidth.
	j)	Tape backups—$1,000 annually for up to 20 DLT tapes.
	k)	External Data Processing—NCOA, de duping, etc. is not provided in this cost estimate, although integrating with those partners selected by ECS is included.

Styleclick has provided ECS a summary of projected initial set up and ongoing monthly costs for Email Distribution & Marketing support. ECS must approve in writing in advance any costs that exceed such projections.

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Exhibit 10.1